Exhibit 99.1

Contacts:

Krista Bessinger	Deborah Hellinger
Oracle Investor Relations	Oracle Public Relations
650-506-4073	650-506-5158
investor_us@oracle.com	deborah.hellinger@oracle.com

Joseph Grundfest To Leave Oracle’s Board Of Directors In June

REDWOOD SHORES, Calif., May 16, 2006 — Oracle Corporation (NASDAQ: ORCL) today announced that Joseph A. Grundfest is resigning from Oracle’s Board of Directors on June 2, 2006, following the close of Oracle’s current fiscal year.

Grundfest, the William A. Franke Professor of Law and Business at Stanford Law School, has assumed a new role as the co-director of the newly launched Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford Law School. He has served as an Oracle director since October 2001 and has been the Chairman of the Compensation Committee and a member of the Finance & Audit Committee of the Board.

Oracle Chairman Jeff Henley said, “Joe has been a very diligent and dedicated member of the Board and its committees and has brought valuable insights and perspective to the Board. We thank him for his service to Oracle.”

Oracle Corporation is the world’s largest enterprise software company. For more information about Oracle, please visit Oracle on the web at www.oracle.com/investor or call Investor Relations at (650) 506-4073.

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